Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS

Year-over-Year Revenue Up 27%;

Continued Growth in Revenue Contribution from New Programs;

More New Customer Wins and Revenue Diversification

Spokane Valley, WA — August 23, 2011 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and year ended July 2, 2011.

For the fourth quarter of fiscal 2011, Key Tronic reported total revenue of $66.0 million, up 7% from $61.9 million in the same period of fiscal 2010. For the full year of fiscal 2011, total revenue was $253.8 million, up 27% from $199.6 million in fiscal 2010.

Net income for the fourth quarter of fiscal 2011 was $1.5 million or $0.15 per diluted share, compared to $2.3 million or $0.22 per diluted share for the same period of fiscal 2010. For the full year of fiscal 2011, net income was $5.7 million or $0.55 per diluted share, compared to $8.7 million or $0.85 per diluted share for fiscal 2010.

“We’re pleased with our strong year-over-year revenue growth for fiscal 2011, driven by the production ramp ups of new programs for both our longstanding and new customers,” said Craig Gates, President and Chief Executive Officer. “Due to increasing industry awareness that our customers are benefiting from our unique blend of multinational facilities and centralized management, we continue to see our market share grow. During the fourth quarter, we continued to extend our customer portfolio across a wide range of industries, winning new programs involving solar power controllers, energy monitors and electronic whiteboards.

“During most of the year, our operating performance was adversely affected as we absorbed the costs associated with bringing many new programs into production while dealing with industry-wide supply chain constraints. By the fourth quarter, the component shortages were behind us and we made good progress in optimizing the product designs, production processes and supply chains of our new programs. As a result, we saw marked improvement in our margins in the fourth quarter and achieved another year of solid profitability.

“We move into fiscal 2012 with strong business momentum and a highly diversified customer base, and anticipate more of our new programs moving into production and gradually ramping up. Despite the current macroeconomic uncertainty, we expect to continue to capture market share and capitalize on emerging opportunities.”

Business Outlook

For the first quarter of fiscal 2012, the Company expects to report revenue in the range of $65 million to $69 million, and earnings in the range of $0.10 to $0.15 per diluted share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-8609 or +1 480-629-9818. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4452261). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2012. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net sales	$66,044	$61,864	$253,846	$199,620
Cost of sales	61,041	55,241	233,198	180,370

Gross profit on sales	5,003	6,623	20,648	19,250
Operating expenses:
Research, development and engineering	988	720	3,782	2,783
Selling, general and administrative	2,352	2,854	9,927	9,079

Total operating expenses	3,340	3,574	13,709	11,862

Operating income	1,663	3,049	6,939	7,388
Interest expense	138	25	457	102

Income before income taxes	1,525	3,024	6,482	7,286
Income tax (benefit) provision	(12)	713	746	(1,404)

Net income	$1,537	$2,311	$5,736	$8,690

Earnings per share:
Earnings per common share — basic	$0.15	$0.23	$0.55	$0.86
Weighted average shares outstanding — basic	10,380	10,219	10,344	10,124

Earnings per common share — diluted	$0.15	$0.22	$0.55	$0.85
Weighted average shares outstanding — diluted	10,435	10,342	10,407	10,191

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 2, 2011	July 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,232	$770
Trade receivables	40,350	34,617
Inventories	41,554	39,775
Deferred income tax asset	5,431	4,420
Other	4,549	3,115

Total current assets	93,116	82,697

Property, plant and equipment — net	14,917	13,898

Other assets:
Deferred income tax asset	8,384	4,394
Other	1,643	653

Total other assets	10,027	5,047

Total assets	$118,060	$101,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,150	$29,158
Accrued compensation and vacation	4,436	5,097
Current portion of other long-term obligations	761	146
Other	3,479	3,588

Total current liabilities	34,826	37,989

Long-term liabilities:
Revolving loan	6,000	1,554
Deferred income tax liability	5,690	608
Other long-term obligations	3,521	2,074

Total long-term liabilities	15,211	4,236

Shareholders’ equity:
Common stock, no par value ( in thousands) — shares authorized 25,000; issued and outstanding 10,399 and 10,264 shares, respectively	41,014	40,126
Retained earnings	25,269	19,533
Accumulated other comprehensive income (loss)	1,740	(242)

Total shareholders’ equity	68,023	59,417

Total liabilities and shareholders’ equity	$118,060	$101,642